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                                                                 EXHIBIT 99.h(1)
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                             HARBOR TRANSFER, INC.


         Fee Schedule for Services as Plan, Transfer and Dividend Disbursing Agent for the following funds:


                           HARBOR MID CAP GROWTH FUND
                          HARBOR SMALL CAP GROWTH FUND



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         Fees are based on an annual per shareholder account charge for account maintenance. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account beginning in the month that an account opens and continues monthly until the account is closed.

         The annual maintenance fee is $45 per account per year, per Fund.

         There shall be a minimum fee payment in the amount of $1,000 per month, per Fund.

         All mass mailings to shareholders shall be the responsibility of the Fund, except that Harbor Transfer, Inc. shall provide the Fund with the appropriate mailing labels.


         HARBOR MID CAP GROWTH FUND
         HARBOR SMALL CAP GROWTH FUND        HARBOR TRANSFER, INC.

         BY:                                 BY:
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         TITLE:                              TITLE:
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         DATE:                               DATE:
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